EXHIBIT 12.1

Northern Trust Corporation

Computation of Earnings to Fixed Charges

(Dollars in Millions, Except Ratios)

	Six Months Ended	Year Ended December 31,
	June 30, 2011	2010	2009	2008	2007	2006
EXCLUDING INTEREST ON DEPOSITS:
Fixed Charges
Interest Expense (Excluding Interest on Deposits)	89.3	177.0	199.2	283.4	375.4	420.3
Estimated Interest Component of Rental Expense	15.1	27.2	32.0	30.7	31.9	30.8
Total Fixed Charges	104.4	204.2	231.2	314.1	407.3	451.1

INCOME:
Income Before Income Taxes	459.5	989.8	1,255.2	1,275.7	1,060.8	1,024.2
Fixed Charges	104.4	204.2	231.2	314.1	407.3	451.1
Earnings, as Defined	563.9	1,194.0	1,486.4	1,589.8	1,468.1	1,475.3
Ratio of Earnings to Fixed Charges	5.40	5.85	6.43	5.06	3.60	3.27

INCLUDING INTEREST ON DEPOSITS:
Fixed Charges
Interest Expense (Including Interest on Deposits)	226.3	378.0	406.2	1,399.4	1,938.8	1,505.0
Estimated Interest Component of Rental Expense	15.1	27.2	32.0	30.7	31.9	30.8
Total Fixed Charges	241.4	405.2	438.2	1,430.1	1,970.7	1,535.8

INCOME:
Income Before Income Taxes	459.5	989.8	1,255.2	1,275.7	1,060.8	1,024.2
Fixed Charges	241.4	405.2	438.2	1,430.1	1,970.7	1,535.8
Earnings, as Defined	700.9	1,395.0	1,693.4	2,705.8	3,031.5	2,560.0
Ratio of Earnings to Fixed Charges	2.90	3.44	3.86	1.89	1.54	1.67

Computation of Earnings to Fixed Charges and Preferred Stock Dividend Requirements

(Dollars in Millions, Except Ratios)

	Six Months Ended	Year Ended December 31,
	June 30, 2011	2010	2009	2008	2007	2006
EXCLUDING INTEREST ON DEPOSITS:
Fixed Charges
Interest Expense (Excluding Interest on Deposits)	89.3	177.0	199.2	283.4	375.4	420.3
Estimated Interest Component of Rental Expense	15.1	27.2	32.0	30.7	31.9	30.8
Pre-tax Earnings Required for Preferred Dividends	—	—	175.5	19.3	—	—
Total Fixed Charges and Preferred Stock Dividend Requirements	104.4	204.2	406.7	333.4	407.3	451.1

INCOME:
Income Before Income Taxes	459.5	989.8	1,255.2	1,275.7	1,060.8	1,024.2
Fixed Charges and Preferred Stock Dividend Requirements	104.4	204.2	406.7	333.4	407.3	451.1
Earnings, as Defined	563.9	1,194.0	1,661.9	1,609.1	1,468.1	1,475.3
Ratio of Earnings to Fixed Charges and Preferred Stock Dividend Requirements	5.40	5.85	4.09	4.83	3.60	3.27

INCLUDING INTEREST ON DEPOSITS:
Fixed Charges
Interest Expense (Including Interest on Deposits)	226.3	378.0	406.2	1,399.4	1,938.8	1,505.0
Estimated Interest Component of Rental Expense	15.1	27.2	32.0	30.7	31.9	30.8
Pre-tax Earnings Required for Preferred Dividends	—	—	175.5	19.3	—	—
Total Fixed Charges and Preferred Stock Dividend Requirements	241.4	405.2	613.7	1,449.4	1,970.7	1,535.8

INCOME:
Income Before Income Taxes	459.5	989.8	1,255.2	1,275.7	1,060.8	1,024.2
Fixed Charges and Preferred Stock Dividend Requirements	241.4	405.2	613.7	1,449.4	1,970.7	1,535.8
Earnings, as Defined	700.9	1,395.0	1,868.9	2,725.1	3,031.5	2,560.0
Ratio of Earnings to Fixed Charges and Preferred Stock Dividend Requirements	2.90	3.44	3.05	1.88	1.54	1.67